As filed with the Securities and Exchange Commission on September 22, 2008
Registration No. 333-149707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RxElite, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0366910
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

____________________

1404 North Main Street, Suite 200
Meridian, Idaho 83642
Telephone: (208) 288-5550
(Address of Principal Executive Offices)
____________________

2007 INCENTIVE STOCK PLAN
(Full Title of the Plan)

Jonathan Houssian
RxElite, Inc.
1404 N. Main Street, Suite 200
Meridian, Idaho 83642
Telephone: (208) 288-5550
Chief Executive Officer
(Name, Address and telephone number, including area code, of agent for service)

Copy to:

Harvey J. Kesner, Esq.
Brian C. Daughney, Esq.
Haynes and Boone, LLP
153 East 53rd Street
New York, New York 10022
Telephone:  (212) 659-7300
Facsimile:  (212) 918-8989

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	7,260,849	(2)	$0.08	(3)	$580,867.92	(3)	$22.83
Common Stock, par value $0.001 per share	132,400	(4)	$0.00237	(7)	$313.79	(7)	$0.02
Common Stock, par value $0.001 per share	953,753	(4)	$0.60	(7)	$572,251.80	(7)	$22.49
Common Stock, par value $0.001 per share	127,758	(4)	$0.76	(7)	$97,096.08	(7)	$3.82
Common Stock, par value $0.001 per share	1,030,000	(4)	$0.49	(7)	$504,700	(7)	$19.84
Common Stock, par value $0.001 per share	628,700	(4)	$0.29	(7)	$182,323	(7)	$7.17
Common Stock, par value $0.001 per share	1,266,871	(5)	$0.08	(3)	$101,349.68	(7)	$3.98
Common Stock, par value $0.001 per share	3,473,561	(6)	$0.08	(3)	$277,884.88	(7)	$10.92
TOTAL	14,873,892		N/A		$2,316,787.15		$91.07

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement (the “Registration Statement”) also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2007 Incentive Stock Plan.

(2)	Represents shares of Common Stock reserved for issuance pursuant to awards which may be granted under the 2007 Incentive Stock Plan.

(3)
Estimate pursuant to Rules 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average the bid and asked price as reported on the OTCBB on September 16, 2008.

(4)	Represents shares of Common Stock which may be issued upon exercise of options previously granted under the 2007 Incentive Stock Plan.

(5)	Represents Stock Purchase Rights granted under the 2007 Incentive Stock Plan.

(6)	Represents shares of restricted Common Stock granted under the 2007 Incentive Stock Plan of which 3,000,000 shares are subject to certain vesting terms.

(7)	Calculated pursuant to Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

This Registration Statement relates to 14,873,892 shares of Common Stock, $0.001 par value, of RxElite, Inc. (the “Company”) authorized for issuance in connection with the grant of options to the Company’s employees and other authorized persons under its 2007 Incentive Stock Plan. The 2007 Incentive Stock Plan, previously approved by the Company's Board of Directors, was ratified and approved by the Company's stockholders at the Annual Meeting of Stockholders held on June 4, 2008. Under the terms of the 2007 Incentive Stock Plan, the Company has reserved an aggregate of 14,873,892 shares of Common Stock of the Company for issuance in connection with awards which may be made under the 2007 Incentive Stock Plan. The Company may issue stock options, stock appreciation rights, stock purchase rights and restricted stock awards under the 2007 incentive stock plan. As of September 16, 2008, the Company has issued (i) an aggregate of 2,872,611 stock options with exercise prices ranging from $0.00237 to $0.76, (ii) 1,266,871 Stock Purchase Rights and (iii) 3,473,561 shares of restricted Common Stock.

Under the 2007 Incentive Stock Plan, the Company will be able to grant incentive and non-qualified stock options, stock appreciation rights, stock purchase rights and restricted stock awards or collectively, awards, to its officers and key employees, and those of its subsidiaries. In addition, the 2007 Incentive Stock Plan authorizes the grant of non-qualified stock options and restricted stock awards to its directors and to any consultants who by their position, ability and diligence are able to make important contributions to the Company’s future growth and profitability. Generally, all classes of the Company’s employees are eligible to participate in the 2007 Incentive Stock Plan.

Pursuant to Rule 428(b) of the Securities Act of 1933, as amended, the documents containing the information specified in Part I for Form S-8 will be sent or given to participants in the 2007 Incentive Stock Plan. In accordance with the instructions to Part I of Form S-8, the 2007 Incentive Stock Plan and related documents are not being filed with the Securities and Exchange Commission as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The foregoing documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Item 2. Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) will be available without charge to participants in the 2007 Incentive Stock Plan upon written or oral request by contacting:

RxElite, Inc. 1401 North Main Street, Suite 200 Meridian, Idaho 83642 (208) 288-550 Attn: Shannon M. Stith Vice President of Finance

Re-Offer Prospectus
14,873,892 Shares

RxElite, Inc.

Common Stock

We are registering for resale an aggregate of 14,873,892 shares of common stock, $0.001 par value of RxElite, Inc., which shares the Company will issue upon the exercise of up to 14,873,892 shares of our common stock reserved for issuance upon the exercise of incentive and non-qualified stock options, stock appreciation rights, stock purchase rights and restricted stock awards or collectively, awards granted under our 2007 Incentive Stock Plan. As of September 16, 2008, the Company has issued (i) an aggregate of 2,872,611 stock options with exercise prices ranging from $0.00237 to $0.76, (ii) 1,266,871 Stock Purchase Rights and (iii) 3,473,561 shares of restricted Common Stock.

We will not receive any of the proceeds form the share of the shares by any selling shareholders.

Our common stock is traded in the over-the counter market and is quoted on the OTC Bulletin Board under the symbol “RXEI.OB”. On September 16, 2008, the closing price for the common stock as reported on the OTC Bulletin Board was $0.08.

The shares may be sold from time to time by the selling security holders, or by their transferees. No underwriting arrangements have been entered into by the selling security holders. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales. The selling security holders and intermediaries through whom such shares are sold may be deemed underwriters within the meaning of the Act, with respect to the shares offered by them.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT
CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF
COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES
OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Re-Offer Prospectus dated September 22, 2008

TABLE OF CONTENTS

AVAILABLE INFORMATION	1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	2

BUSINESS.	3

THE OFFERING	5

RISK FACTORS	5

USE OF PROCEEDS	22

SELLING SECURITY HOLDERS	23

PLAN OF DISTRIBUTION	25

LEGAL MATTERS	27

EXPERTS	27

ADDITIONAL INFORMATION	27

PART II INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	28

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy and information statements and other information that we file with the SEC pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northeast Regional Office, Securities and Exchange Commission, 233 Broadway, New York, New York 10279; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this re-offer prospectus. This re-offer prospectus does not contain all the information set forth in or annexed as exhibits to the registration statement.For further information with respect to our company and the shares of common stock offered by this re-offer prospectus, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the registration Statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the SEC at the addresses listed above, upon payment of the charges prescribed therefore by the SEC. Statements contained in this re-offer prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, tot he extent that they are exhibits to this registration statement, may be obtained from the public reference facilities of the SEC, upon the payment of the charges prescribed therefore by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by RxElite, Inc. (“RxElite”, “we” or “our”) with the SEC are incorporated by reference in this Registration Statement:

(1)	Current Report on Form 8-K/A, filed March 19, 2008;

(2)	Current Report on Form 8-K/A, filed March 20, 2008;

(3)	Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007, filed April 29, 2008;

(4)	Current Report on Form 8-K, filed April 30, 2008;

(5)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed May 19, 2008;

(6)	Current Report on Form 8-K, filed June 5, 2008;

(7)	Description of Common Stock in our Registration Statement on Form 8-A, filed February 8, 2008;

(8)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 14, 2008; and

(9)	Current Report of Form 8-K, filed August 20, 2008.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the SEC. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Prospectus Summary

The following summary is intended to set forth certain pertinent facts and highlights from material contained in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2007, and our Reports on Form 10-Q, for the fiscal quarters ended March 31, 2008 and June 30, 2008 incorporated herein by reference.

RXELITE, INC.

Corporate History

We were organized as a limited liability company in the state of Delaware in November 2001 under the name Southridge Technology Group, LLC. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. Prior to July 13, 2007, we provided customized computing and communications services and solutions for small to medium-sized businesses.

On July 13, 2007, we entered into an agreement and plan of merger and reorganization with RxElite Acquisition Corp., our wholly-owned Delaware subsidiary, and RxElite Holdings Inc. On that date, RxElite Acquisition Corp. merged with and into RxElite Holdings Inc., with RxElite Holdings Inc. remaining as the surviving corporation and our wholly-owned subsidiary.

Immediately following the closing of the merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.

As a result of the merger and the split-off, we succeeded to the business of RxElite Holdings Inc. as our sole line of business and all of our then-current officers and directors resigned and were replaced by RxElite Holdings Inc.’s officers and directors. In addition, on October 29, 2007, we changed our name from Southridge Technology Group, Inc. to RxElite, Inc. and increased the number of our authorized shares from 99,000,000 shares (98,000,000 shares of common stock and 1,000,000 shares of preferred stock) to 201,000,000 shares, 200,000,000 of which are designated as common stock and 1,000,000 of which are designated as preferred stock.

The merger was accounted for as a reverse acquisition and recapitalization of RxElite Holdings Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements for periods prior to the merger are those of RxElite Holdings Inc. and have been recorded at the historical cost basis of RxElite Holdings Inc., and our consolidated financial statements for periods after completion of the merger include both our and RxElite Holdings Inc.’s assets and liabilities, the historical operations of RxElite Holdings Inc. and our operations from the closing date of the merger.

Overview

We develop and market generic prescription drug products in specialty generic markets. Our business strategy focuses on three key tenets:

·	serve specialty generic segments;

·	employ low cost contract manufacturing; and

·	deliver unparalleled customer service defined by consistent supply and a high level of service.

Our strategy is to focus our marketed and pipeline products in specialty markets where we believe we can earn higher margins on our products due to limited competition and barriers to entry. These markets include products in the areas of anesthesia, sterile liquid dose drugs, which includes ophthalmic products, sterile inhalation respiratory products, and injectable drugs and active pharmaceutical ingredients (“APIs”). Barriers to entry in these specialty markets include limited industry capacity, patented manufacturing processes, difficult formulations and limited sources of APIs.

We currently have a portfolio of pipeline and marketed specialty products classified into three identifiable business segments:

·	anesthetic gases;

·	sterile liquid dose products; and

·	APIs.

In addition, we have one abbreviated new drug application, or ANDA, pending review at the Food and Drug Administration, or FDA, pursuant to an agreement with Alkem Laboratories Limited, and we own three other ANDAs that are dormant and are not actively marketed.

Our customers include hospitals and hospital group purchasing organizations, national and regional wholesalers, direct retail pharmacy stocking chains, leading homecare companies, and outpatient surgery centers and ambulatory care clinics.

Our principal executive offices are located at 1404 North Main Street, Suite 200, Meridian, Idaho 83642 and our telephone number is (208) 288-5550. We maintain websites at www.RxElite.com and www.RxEliteSevo.com which contain a description of our company, but such websites are not part of this prospectus. Please note that you should not view such websites as part of this prospectus and should not rely on such websites in making a decision to invest in our common stock.

Our Offices

Our principal executive offices are located at 1404 North Main Street, Suite 200, Meridian, Idaho 83642 an our telephone number is (208) 288-5550. We maintain websites at www.RxElite.com and www.RxEliteSevo.com which contain a description of our company, but such websites are not part of this prospectus. Please note that you should not view such websites as part of this prospectus and should not rely on such websites in making a decision to invest in our common stock.

THE OFFERING

Securities Offered by the Selling Security Holders	7,613,043
Securities Outstanding Prior to Offering	116,315,303
Securities Outstanding After the Offering	123,928,346

Use of Proceeds
RxElite, Inc. will not receive any proceeds from the sales of the Selling Stockholders. RxElite, Inc. anticipates that proceeds received from the exercise of any options will be used for working capital and general corporate purposes. Please see “Use of Proceeds.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We may require additional capital financing in connection with the planned expansion of our operations and development of new products and may have difficulty obtaining such additional capital on acceptable terms or at all. These factors could adversely affect our ability to pursue our strategy and negatively affect operations in future periods and caused our auditors to include a going concern qualification in the report on our audited financial statements for the fiscal year ended December 31, 2006.

We have incurred losses since inception and may continue to incur losses for the foreseeable future. We anticipate that our near future activities will be funded from the issuance of additional equity and funds provided by ongoing operations. If sales from operations are insufficient to support our planned development of new products and expansion of operations, we will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. As a result of these factors our auditors have included a going concern qualification in their report on our audited financial statements for the fiscal year ended December 31, 2007.

The majority of our inventory consists of Sevoflurane, a generic pharmaceutical that received FDA approval for use in the U.S. on May 2, 2007. There is no guarantee that Sevoflurane will provide us with our projected sales and cash flows. Failure to achieve projected margin and or market share will adversely affect our future financial position.

We rely on Minrad International, Inc. as our sole supplier of our distributed products, which could result in us not being able to obtain sufficient quantities to meet our short-term needs.

All the products that we currently distribute are produced by Minrad International, Inc. These products are the source of all of our current sales. If we were unable to acquire sufficient quantities of our products from Minrad International, Inc. or our products were not available, we would have to make a significant capital investment and divert resources to obtain such products. Manufacturers of our products are scarce and a disruption or termination of our relationship with Minrad could result in our inability to meet demand for our products, which could lead to customer dissatisfaction, damage our reputation, cause customers to cancel existing orders and to stop doing business with us and could result in the cessation of our business.

We have only one product line, consisting of Enflurane, Isoflurane, and Sevoflurane, we are not diversified, and a decrease in sales of this product line could seriously harm our business.

Our sole product line currently consists of Enflurane, Isoflurane, and Sevoflurane. As such, our line of products is not as diversified as those of some of our competitors. Consequently, if sales of Enflurane, Isoflurane, or Sevoflurane decline precipitously, our business would be seriously harmed, and it would likely be difficult for us to recover because we do not have the breadth of products that would enable us to sustain our business while seeking to develop new types of products or new markets for our existing product.

If we are unable to successfully develop or commercialize new products, our operating results will suffer.

Our future growth and results of operations will depend to a significant extent upon our ability to successfully commercialize generic products in a timely manner that can be promoted through current marketing and distribution channels. There are numerous difficulties in developing and commercializing new products, including:

·	developing, testing and manufacturing products in compliance with regulatory standards in a timely manner;

·	receiving requisite regulatory approvals for such products in a timely manner;

·	the availability, on commercially reasonable terms, of raw materials, including active pharmaceutical ingredients and other key ingredients; and

·	unexpected delays or unanticipated costs.

There can be no assurance that we will successfully develop new pharmaceutical products or, if we do develop new products, that we will successfully integrate such new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays, which could adversely affect the marketing and sale of our products. Our failure to develop new products and receive FDA approvals for such products in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on the development of generic and off-patent pharmaceutical products that are particularly susceptible to competition, substitution and reimbursement policies.

Our success depends, in part, upon our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture (or contract with third-parties to manufacture) and market equivalent generic pharmaceutical products. Generic pharmaceutical products must meet the same quality standards as branded pharmaceutical products, even though these equivalent generic pharmaceutical products are sold at prices that are significantly lower than that of branded pharmaceutical products. Generic substitution is regulated by federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic pharmaceutical products that third parties develop may render our generic pharmaceutical products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.

If brand pharmaceutical companies are successful in limiting the use of generics through their legislative, regulatory, and commercial efforts, our sales of generic products may suffer.

Many brand pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:

·
pursuing new patents for existing products that may be granted just before the expiration of one patent, which could extend patent protection for additional years or otherwise delay the launch of generics;

·	using the Citizen Petition process to request amendments to FDA standards;

·	seeking changes to U.S. Pharmacopeia, an organization that publishes industry recognized compendia of drug standards;

·	attaching patent extension amendments to non-related federal legislation;

·	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some branded drugs, which could have an impact on products that we are developing; and

·	implementing commercial efforts to switch patients towards branded drugs with longer patent protection.

If brand pharmaceutical companies are successful in limiting the use of generic products through these or other means, our sales of generic products may decline. If we experience a material decline in generic product sales, our results of operations, financial condition and cash flows will suffer.

From time to time we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture (or contract with third-parties to manufacture) and market products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially market our products may be inhibited or prevented.

Our business may be adversely affected by a decline in key products.

The sales of our products could underperform due to numerous factors, many of which are beyond our control, including:

·	lower prices or better terms offered on similar products by other manufacturers or marketers;

·	substitute or alternative products or therapies;

·	development by others of new pharmaceutical products or treatments that are more effective than our products;

·	introduction of other generic equivalents or products that may be therapeutically interchanged with our products;

·	interruptions in the manufacturing or supply of our products or their ingredients;

·	changes in the prescribing practices of physicians;

·	changes in third-party reimbursement practices; and

·	pending FDA approval of pipeline products.

Any factor adversely affecting the sale of these or our other key products may cause our sales to decline. In particular, if sales of Sevoflurane do not meet our expectations, our operating results will suffer and our ongoing partnering relationship with Minrad International, Inc. will be at risk.

Our sales depend on sales of products manufactured by third-parties, which we cannot control.

We derive all of our sales from the sale of products manufactured by third parties. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the third-party manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may be required to perform additional testing if manufacturing problems are identified after the products are on the market.

If manufacturing problems occur, product recalls may be required, regulatory approval may be withdrawn and reformulation of products, additional testing, and changes to or re-approvals of the facilities manufacturing our products may be required, any of which could have a material adverse effect on sales of the affected products and on our business and results of operations.

If we are unable to obtain sufficient supplies from key suppliers that in some cases may be the only source of finished products or raw materials, our ability to deliver our products to the market may be impeded.

We are required to identify the supplier(s) of all the raw materials for our products in our applications with the FDA. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some cases, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. We were dependent on two outside suppliers who accounted for 47.9% and 26.2% of our product purchases during the fiscal year ended December 31, 2007 and are currently dependent on Minrad International, Inc. as the sole supplier of our product purchases. If our outside suppliers experienced regulatory or supply-related difficulties that inhibit their ability to deliver products and raw materials to us and, to the extent any difficulties experienced by our suppliers cannot be resolved within a reasonable time, and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA, we may not be able to manufacture our products as planned, our sales and marketing efforts could be delayed and our profit margins and market share for the affected product could decrease.

Although we do not currently purchase any products under our existing arrangements with foreign suppliers, our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, war, acts of terrorism, currency fluctuations and restrictions on the transfer of funds. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, customs clearances, various import duties and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products.

The formulation, development, manufacture (or contracting with third-parties to manufacture) and sale of our products involves the risk of product liability claims by consumers and other third parties, and insurance against such potential claims is expensive and may be difficult to obtain.

The formulation, development, manufacture (or contracting with third-parties to manufacture) and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although we currently maintain product liability insurance for our products in amounts we believe to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may require additional capital to grow our business and such funds may not be available to us.

We may require additional funds to grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms acceptable to us. The “going concern” qualification in our independent registered public accountants’ report related to their audit of our most recent audited consolidated financial statements for the year ended December 31, 2007 may significantly limit the availability of financing sources to us. In addition, because our common stock currently is traded on the OTC Bulletin Board and not listed on a national exchange, we may experience further difficulty accessing the capital markets. Without sufficient additional funding, we may be unable to pursue growth opportunities that we view as essential to the expansion of our business. Further, the terms of such additional financing, if obtained, may require the granting of rights, preferences or privileges senior to those of our common stock and could result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.

Dependence on key executive officers.

Our success will depend, in part, on our ability to attract and retain key executive officers. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.

We must continue to attract and retain key personnel to be able to compete successfully.

Our performance depends, to a large extent, on the continued service of our key personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced pharmaceutical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly-skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, and financial condition and results of operations.

Risks Relating To Investing In the Pharmaceutical Industry

We are subject to substantial regulation by the FDA, the Drug Enforcement Agency and other regulatory agencies. The costs of complying or the consequences of failing to comply with such regulations may have a material adverse effect on our ability to conduct our business.

Virtually all aspects of our business, including the development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, recordkeeping, distribution, storage and advertising of our products and disposal of waste products arising from these activities, are subject to extensive regulation by federal, state and local governmental authorities in the U.S., including the FDA, and are increasingly subject to regulation in foreign countries. Compliance with these regulations is costly and time-consuming.

The manufacturing facilities and procedures of our suppliers are subject to ongoing regulation, including periodic inspection by the FDA, the Drug Enforcement Agency, or DEA, foreign regulatory agencies, and other regulatory authorities, including state controlled substance authorities. For example, manufacturers of pharmaceutical products must comply with detailed regulations governing current good manufacturing practices, including requirements relating to quality control and quality assurance. Funds, time and effort must be spent in the areas of production, safety, quality control and quality assurance to ensure compliance with these regulations. Notwithstanding our efforts to ensure compliance with all laws, rules and regulations, there can be no assurance that the manufacturing facilities of our suppliers will not be subject to regulatory action in the future.

Products to be sold by us generally must receive appropriate regulatory clearance before they can be sold in a particular country, including the U.S. Delays in the introduction of a product may result from, among other things, insufficient or incomplete submissions to the FDA or similar regulatory authorities in foreign countries for approval of a product, objections by another company with respect to our submissions for approval, new patents by other companies, patent challenges by other companies that result in a 180-day exclusivity period and a 30-month stay, and changes in regulatory policy during the period of product development or during the regulatory approval process. The FDA and foreign regulatory authorities have extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers and marketers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with cGMP, to recall products, to seek civil monetary and criminal fines and penalties. Other enforcement activities include the refusal to approve product applications or to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to current good manufacturing practices for that particular product or in general. Any such enforcement activities could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject from time to time to any such enforcement activities and any product recalls initiated by us or by the FDA and foreign regulatory authorities, unexpected delays in obtaining regulatory approvals, the revocation of a prior approval, the restriction or prohibition on sales of products we market, or the halting of the operations of our third-party manufacturers, each of which could impose significant costs on us and adversely affect our ability to generate revenue.

Our inability or the inability of our suppliers to comply with applicable FDA and other regulatory requirements could result in, among other things, warning letters, fines, consent decrees restricting or suspending the operations of our third-party manufacturers, delay of approvals for new products, injunctions, civil penalties, recall or seizure of products, total or partial suspension of sales and potential criminal prosecution. Any of these or other regulatory actions could materially adversely affect our business and financial condition.

We must obtain approval from the FDA for each pharmaceutical product that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, which may otherwise limit our ability to promote, sell and distribute a product.

We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of sterile pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of sterile pharmaceutical products to ensure their sterility. The FDA also regulates drug labeling, promotion and advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance the FDA requirements could have a material adverse effect on our business, financial condition and results of operations.

If the FDA changes its regulatory position, it could force us to delay or suspend indefinitely, the operations of our third-party manufacturers, distribution or sales of certain products. While we believe that all of our current pharmaceuticals are lawfully marketed in the U.S. and have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process.

We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.

The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. In the case of a product recall, whether voluntary or mandated, we could experience significant costs, potential disruptions in the supply of our products to our customers, and adverse publicity, all of which could harm our ability to market our products.

Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $25,000 deductible per incident and a $125,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.

The FDA may authorize sales of some prescription pharmaceuticals on an over-the-counter drug or a non-prescription basis, which would reduce the profitability of our prescription products.

From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits. The FDA may also require us to stop selling our product as a prescription drug and obtain approval of the product for over-the-counter sale.

The pharmaceutical industry is highly competitive and changes in technology could render our products obsolete.

We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities.

Sales and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents for brand name products and related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products or as brand manufacturers launch generic versions of such products (for which no separate regulatory approval is required), market share, sales and gross profit typically decline, in some cases dramatically. Accordingly, the level of market share, revenue and gross profit attributable to a particular generic product normally is related to the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our sales and gross margins. Additionally, as new competitors enter the market, there may be increased pricing pressure on certain products, which would result in lower gross margins. There can be no assurance that we will be able to develop or acquire commercially attractive pharmaceutical products, additional competitors will not enter the market or competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.

Sales of our products may continue to be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers are wholesale drug distributors, retail drug store chains, hospitals and alternate site health care facilities. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions and the growth of large retail drug store chains. As a result, a small number of customers control a significant share of the market. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers.

We depend on a small number of national account customers, the loss of any of which could have a material adverse effect.

A small number of customers account for a large portion of the market’s generic drug purchases. For the fiscal year ended December 31, 2006, our three largest customers accounted for approximately 35%, 15% and 7% of net sales, respectively. For the fiscal year ended December 31, 2007, our three largest customers accounted for approximately 22.7%, 17.6% and 13.6% of net sales, respectively. The loss of one or more of these customers, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations. A change in purchasing patterns, a decrease in inventory levels, an increase in returns of our products, delays in purchasing products and delays in payment for products by one or more customers also could have a material negative impact on our revenue and results of operations.

We will face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. Reimbursement by such payors is presently undergoing reform and there is significant uncertainty at this time how this will affect sales of certain pharmaceutical products.

Medicare, Medicaid and other governmental healthcare programs govern drug coverage and reimbursement levels in the U.S. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Our rebates to Medicare vary by state, and historically, we rebate about 1.5% of sales in state Medicare rebates. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product developed in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Our products may not be considered cost effective or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an adequate return on our investment.

Other companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Other pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

·	stop or delay selling, manufacturing or using products that incorporate or are made using the challenged intellectual property;

·	pay damages; or

·	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of key management and technical personnel.

Any inability to protect intellectual property rights in the U.S. and foreign countries could limit our ability to facilitate the manufacture of, or to sell, our products.

The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve a competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Third party patents could reduce the coverage of the patent’s license, or that may be licensed to or owned by us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies. There can be no assurances that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who successfully challenge our patents or proprietary rights, obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business or are able to circumvent our patent or proprietary rights position.

It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed therefrom. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsolescing those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally will control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, however, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the U.S., and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

We may need to change our business practices to comply with changes to, or may be subject to charges under, the fraud and abuse laws.

We will be subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs such as Medicare and Medicaid. We may have to change our business practices, or existing business practices could be challenged as unlawful due to changes in laws, regulations or rules or due to administrative or judicial findings, which could materially adversely affect our business.

We may become subject to federal false claims or other similar litigation brought by private individuals and the government.

The Federal False Claims Act allows persons meeting specified requirements to bring suit alleging false or fraudulent Medicare or Medicaid claims and to share in any amounts paid to the government in fines or settlement. These suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines and/or be excluded from Medicare and Medicaid programs. Federal false claims litigation can lead to civil monetary penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded health programs. Other alternate theories of liability may also be available to private parties seeking redress for such claims. A number of parties have brought claims against numerous pharmaceutical manufacturers, and there can be no assurance that such claims will not be brought against us, or if they are brought, that such claims might not be successful.

Risks related to FineTech Pharmaceutical

The principal research and development and manufacturing facilities of FineTech Pharmaceutical, our wholly-owned subsidiary, are located in Israel and the unstable military and political conditions of Israel may cause interruption or suspension of our business operations without warning.

FineTech Pharmaceutical’s principal research and development and manufacturing facilities are located in Haifa, Israel. As a result, FineTech Pharmaceutical is directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and, since September 2000, involving the Palestinian population, and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel and companies based in Israel. Acts of random terrorism periodically occur which could affect our operations or personnel. In addition, Israeli-based companies and companies doing business with Israel, have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries since Israel’s establishment. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Also, since the end of September 2000, there has been a marked increase in the level of terrorism in Israel, which has significantly damaged both the Israeli economy and levels of foreign and local investment. Furthermore, certain of FineTech Pharmaceutical’s officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time.

We have significant international operations, including in Israel, which may be adversely affected by acts of terrorism, major hostilities or adverse legislation or litigation.

Significant portions of FineTech Pharmaceutical’s operations are conducted outside of the United States, and FineTech Pharmaceutical imports a substantial number of products into the United States. FineTech Pharmaceutical may, therefore, be directly affected and denied access to our customers by a closure of the borders of the United States for any reason or as a result of other economic, political and military conditions in the countries in which FineTech Pharmaceutical’s businesses are located. FineTech Pharmaceutical may also be affected by currency exchange rate fluctuations and the exchange control regulations of such countries or other political crises or disturbances, which impede access to FineTech Pharmaceutical’s suppliers.

FineTech Pharmaceutical’s executive offices and manufacturing facilities are located in Israel. FineTech Pharmaceutical’s Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, FineTech Pharmaceutical’s operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States or elsewhere. Any such effects may not be covered by insurance.

FineTech Pharmaceutical is subject to legislation in Israel, primarily relating to patents and data exclusivity provisions, that may prevent FineTech Pharmaceutical from exporting Israeli-manufactured products in a timely fashion. Additionally, the existence of third-party patents in Israel, with the attendant risk of litigation, may cause FineTech Pharmaceutical to move production outside of Israel or otherwise adversely affect FineTech Pharmaceutical’s ability to export certain products from Israel.

Because some of FineTech Pharmaceutical’s officers are located in non-U.S. jurisdictions, there may be no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against its officers, experts and agents.

Most of FineTech Pharmaceutical’s officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult to enforce within the United States any judgments obtained against FineTech Pharmaceutical’s officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state.

FineTech Pharmaceutical’s failure to comply with applicable environmental laws and regulations worldwide could adversely impact FineTech Pharmaceutical’s business and results of operations.

FineTech Pharmaceutical is subject to laws and regulations concerning the environment, safety matters, regulation of chemicals and product safety in the countries where FineTech Pharmaceutical manufactures and sells its products or otherwise operates its business. These requirements include regulation of the handling, manufacture, transportation, use and disposal of materials, including the discharge of pollutants into the environment. In the normal course of FineTech Pharmaceutical’s business, FineTech Pharmaceutical is exposed to risks relating to possible releases of hazardous substances into the environment that could cause environmental or property damage or personal injuries, and that could require remediation of contaminated soil and groundwater. Under certain laws, FineTech Pharmaceutical may be required to remediate contamination at certain of FineTech Pharmaceutical’s properties regardless of whether the contamination was caused by FineTech Pharmaceutical, or by previous occupants of the property.

In recent years, the operations of all companies have become subject to increasingly stringent legislation and regulation related to occupational safety and health, product registration and environmental protection. Such legislation and regulations are complex and constantly changing, and FineTech Pharmaceutical cannot assure you that future changes in laws or regulations would not require it to install additional controls for certain of FineTech Pharmaceutical’s emission sources, to undertake changes in its manufacturing processes or to remediate soil or groundwater contamination at facilities where such clean-up is not currently required.

Risks Relating to the Market for our Common Stock

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. These requirements are extensive. The Securities Exchange Act of 1934, as amended, requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act of 2002 requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently a limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is currently approved for quotation on the OTC Bulletin Board. We anticipate listing our common stock as soon as practicable on either the American Stock Exchange, the NASDAQ Stock Market or a different national or other securities exchange, assuming that we can satisfy the initial listing standards for such. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock be otherwise rejected for listing and remain on the OTC Bulletin Board or be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

In addition, the price at which our common stock may be sold is very unpredictable because there are very few trades in our common stock. Because our common stock is so thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each Annual Report on Form 10-K, management’s assessment of the effectiveness of our internal control over financial reporting. Furthermore, beginning with the fiscal year ending on December 31, 2009, our independent registered public accounting firm will be required to attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting. If we fail to timely complete the development of our internal controls and management is unable to make this assessment, or, once required, if the independent registered public accounting firm cannot timely attest to this assessment, we could be subject to regulatory sanctions and a loss of public confidence in our internal control and the reliability of our financial statements, which ultimately could negatively impact our stock price.

Any future acquisitions and other material changes in our operations likely will require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, the new and changed laws and regulations are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If our efforts to comply with new or changed laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions, our reputation may be harmed and our stock price may be adversely affected.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2008 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers.

In the event that any of our outstanding securities were offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. If any claims or actions were to be brought against us relating to our lack of compliance with the broker-dealer requirements, we could be subject to penalties, required to pay fines, make damages payments or settlement payments, or repurchase such securities. In addition, any claims or actions could force us to expend significant financial resources to defend ourselves, could divert the attention of our management from our core business and could harm our reputation.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect its reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way it conducts business.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

Our executive officers and directors, and entities affiliated with them, beneficially own approximately 37% of our outstanding common stock. These stockholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control, which might be in your best interest, but which might negatively affect the market price of our common stock.

Significant quarterly fluctuation of our results of operations which may increase the volatility of our stock price.

Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of applications for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.

Our stock price may be volatile in response to market and other factors, which may limit our ability to raise capital in the future or cause investment losses for our stockholders.

The market price for our stock may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

·	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;

·	variations in quarterly operating results from the expectations of securities analysts or investors;

·	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;

·	announcements of technological innovations or new products or services by us or our competitors;

·	reductions in the market share of our products;

·	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

·	general technological, market or economic trends;

·	investor perception of our industry or prospects;

·	insider selling or buying;

·	sales of large blocks of our stock;

·	investors entering into short sale contracts;

·	regulatory developments affecting our industry in general or us or our products in particular;

·	additions or departures of key personnel;

·	major catastrophic events;

·	failure of our common stock to be quoted on the OTC Bulletin Board or listed on the NASDAQ Capital Market, American Stock Exchange, or other national securities market or exchange;

·	changes in accounting principles; and

·	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

If we issue additional shares of stock, such issuances can dilute the tangible net book value of shares of our outstanding stock.

We may issue shares of stock at a purchase price that is substantially lower than the market price of shares of our common stock, without stockholder approval. If we issue such shares of stock, then the tangible net book value of shares of our outstanding stock will be diluted.

“Penny stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $4.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

Exercise of warrants and the conversion of debt may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise or conversion of any warrants, options, convertible debt, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of September 16, 2008, holders of our outstanding options and warrants would receive 50,597,072 shares of our common stock at a weighted average exercise price of $0.87 per share and the holder of our outstanding convertible note would receive 48,231,511 shares of our common stock at a conversion price of $0.2177 per share. The amount of such dilution that may result from the exercise or conversion of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such convertible securities were exercised or converted at the time of such exercise or conversion. Any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock offered hereby, but will receive proceeds from the exercise of stock options issued under the 2007 Incentive Stock Plan. In the event that all of the outstanding options were exercised for cash, we would received gross proceeds of approximately $1,360,000. Any funds received in connection with the exercise of these securities will be used for general working capital purposes.

SELLING SECURITY HOLDERS

The shares offered for resale under this Re-offer Prospectus are being registered for reoffers and resales by selling stockholders of RxElite, Inc. who have and may in the future acquire such shares under the 2007 Stock Incentive Plan. Such person may resell all, a portion, or none of such shares. The selling security holders named below are persons who may acquire shares of common stock under the 2007 Incentive Stock Plan and are eligible to resell any such shares of common stock regardless of whether they have any present intent to do so.

Name and Title of Selling Security Holder	Amount of Securities Owned		Securities Offered under the 2007 Stock Incentive Plan (9)	Amount of Securities Owned After Offering	% of Ownership (10)
Jonathan Houssian, President, Chief Executive Officer, Treasurer and Director	8,823,783	(1)	1,167,219	7,656,564	6.96%
Peter W. Williams, Chairman of the Board	162,501	(2)	100,000	62,501	less than 1%
Daniel Chen, Director	10,051,152	(3)	468,895	9,582,257	8.5%
Mark Auerbach, Director	574,999	(4)	100,000	474,999	less than 1%
David Rector, Director	100,000	(5)	100,000	0	less than 1%
Frank Leo, Director	100,000	(6)	100,000	0	less than 1%
Earl Sullivan, Chief Operating Officer	2,645,166	(7)	2,442,202	202,964	2.5%
Shannon Stith, Vice President of Finance, Principal Financial Officer and Secretary	658,125	(8)	658,125	0	less than 1%

(1)	Includes 7,123,659 shares, 532,905 warrants, and 1,167,219 options owned.

(2)	Includes 41,667 shares, 100,000 stock purchase rights and 20,834 warrants owned.

(3)	Includes 8,579,450 shares, 1,002,807 warrants, and 468,895 options owned.

(4)	Includes 316,666 shares, 100,000 stock purchase rights and 158,333 warrants owned.

(5)	Includes 100,000 stock purchase rights and no options owned.

(6)	Includes 100,000 stock purchase rights and no options owned.

(7)	Includes 2,442,202 shares and 202,964 warrants owned.

(8)	Includes 658,125 shares owned.

(9)	Column only includes options, restricted stock purchase rights and shares granted under the 2007 Stock Incentive Plan owned by each Security Holder.

(10)	Based out of 116,315,303 shares issued and outstanding.

We have reserved a maximum of 14,873,892 shares for issuance upon the exercise of awards to be granted pursuant to our 2007 Stock Incentive Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

The purposes of the 2007 Incentive Stock Plan are to create incentives designed to motivate our employees to contribute significantly toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in the Company.

We may grant incentive and non-qualified stock options, stock appreciation rights, stock purchase rights and restricted stock awards or collectively, awards, to our officers and key employees, and those of our subsidiaries. In addition, the Incentive Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in the 2007 Incentive Stock Plan.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of our common stock and 1,000,000 shares of preferred stock. On September 16, 2008, there were 116,315,303 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

PLAN OF DISTRIBUTION

The selling security holder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than a holder deemed to be one of our affiliates.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

The financial statements incorporated in the Prospectus by reference to the Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2007 have been so incorporated in reliance on the report of HJ & Associates, LLC, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the SEC, and copies of all or any part thereof may be obtained from the SEC's principal office in Washington, D.C. upon payment of the SEC's charge for copying.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenue, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify any and all persons whom we have the power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. The indemnification provided in our Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such director’s official capacity and as to action in another capacity while holding such office, and shall continue to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Exhibits

Exhibit No.	Description
4.1	RxElite Holdings Inc. Amended and Restated 2007 Incentive Stock Plan(1)
5*	Opinion of Haynes and Boone, LLP
23.1*	Consent of HJ & Associates, LLC
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5)
24*	Powers of Attorney (included on signature page)

*	filed herewith.
(1)	Previously filed as Appendix B to our Proxy Statement filed with the Commission on May 9, 2008.

Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Meridian, State of Idaho, on this 19 day of September 2008.

RXELITE, INC.

By:	/s/ Jonathan Houssian
Jonathan Houssian
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Houssian as his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Jonathan Houssian	September 19, 2008
Jonathan Houssian President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Shannon M. Stith	September 19, 2008
Shannon M. Stith Vice President Finance (Principal Financial Officer)

By:	/s/ Peter W. Williams	September 19, 2008
Peter W. Williams, Chairman of the Board

By:	/s/ Daniel Chen	September 19, 2008
Daniel Chen Director

By:	/s/ Mark Auerbach	September 19, 2008
Mark Auerbach Director

By:	/s/ David Rector	September 19, 2008
David Rector Director

By:	/s/ Frank Leo	September 19, 2008
Frank Leo Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	RxElite Holdings Inc. Amended and Restated 2007 Incentive Stock Plan(1)
5*	Opinion of Haynes and Boone, LLP
23.1*	Consent of HJ & Associates, LLC
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5)
24*	Powers of Attorney (included on signature page)

*	filed herewith.
(1)	Previously filed as Appendix B to our Proxy Statement filed with the Commission on May 9, 2008.